EXHIBIT (21)


                     SUBSIDIARIES OF LACROSSE FOOTWEAR, INC.


                                    Jurisdiction
           Name                   of Incorporation          Percent Ownership

                                                            Direct     Indirect
Clintonville Products, Inc.            Wisconsin             100%

Hillsboro Footwear, Inc.               Wisconsin             100%

Danner Shoe Manufacturing Co.          Wisconsin             100%

Rainfair, Inc.                         Wisconsin             100%

Pro-Trak Corporation                   Wisconsin             100%

Pro-Trak of Virginia, Inc.              Virginia                        100% 1

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1        Direct percent ownership by Pro-Trak Corporation.